STOCK SUBSCRIPTION AGREEMENT


     This  STOCK  SUBSCRIPTION  AGREEMENT,  dated  as of  April  3,  2001  (this
"Agreement"), is by and among Gryphon Partners II, L.P. ("GPII"), Gryphon Partners II-A, L.P. ("GPII-A" and together with GPII, the "Principal Purchaser"), Outsourcing Solutions Inc., a Delaware corporation (the "Company"), and the additional investors identified on the Schedule of Purchasers attached hereto as Exhibit A (the Principal Purchaser and each such additional investor individually a "Purchaser" and collectively the "Purchasers").

     Pursuant to the terms and subject to the conditions set forth herein, the Purchasers desire to subscribe for, and the Company desires to issue to the Purchasers, shares of the Senior Common Stock, $.01 par value per share, of the Company (the "Senior Common Stock").

     NOW, THEREFORE, IT IS AGREED:

                                    ARTICLE I
                               ISSUANCE OF STOCK;
                     PAYMENT OF SUBSCRIPTION PRICE; CLOSING

     1.01 Issuance of Stock at the Initial Closing.

          (a) The Company shall adopt and, after obtaining the requisite stockholder approval, file with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) an amendment to the Certificate of Incorporation (as defined below) in the form attached hereto as Exhibit B (the "Certificate Amendment").

          (b) On or prior to the Initial Closing, the Company shall have authorized (i) the sale and issuance to the Purchasers hereunder at the Initial Closing and any Subsequent Closings (as defined below) of up to 881,952.79 shares of Senior Common Stock (as equitably adjusted for any stock splits, stock combinations, stock splits or the like). The Senior Common Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Incorporation (as defined below) as amended by the Certificate Amendment. The shares of Senior Common Stock to be sold pursuant to this Agreement are collectively referred to herein as the "Sale Shares."

          (c) Subject to the terms and conditions of this Agreement, including without limitation the satisfaction of each of the conditions set forth in Sections 5.01, 5.02 and 5.03 or the waiver thereof by the Company or the applicable Purchaser, as applicable, each Purchaser agrees, severally but not jointly, to purchase at the Initial Closing, and the Company agrees to sell and issue to each Purchaser at the Initial Closing, that number of Sale Shares set forth opposite each Purchaser's name on Exhibit A in the column entitled "Sale Shares To Be Purchased at Initial Closing" at a price equal to $49.00 per share.

          (d) At the Initial Closing, the Company and each Purchaser shall become a party to (i) the Amended and Restated Stockholders Agreement dated the Initial Closing Date in the form attached hereto as Exhibit C (the "Stockholders Agreement"), and (ii) the Amended and Restated Registration Rights Agreement dated the Initial Closing Date in the form attached hereto as Exhibit D (the "Registration Rights Agreement"), and the Company, Madison Dearborn Capital Partners III, L.P. and the Principal Purchaser shall each become a party to the Voting Agreement dated the Initial Closing Date in the form attached hereto as Exhibit E (the "Voting Agreement," and together with the Stockholders Agreement and the Registration Rights Agreement, the "Transaction Documents") and the Company and each Purchaser shall have the rights and obligations hereunder and thereunder.

     1.02 Subsequent Closings.

          (a) In addition to any Sale Shares purchased by the Principal Purchaser at the Initial Closing, and pursuant to the terms and subject to the conditions of this Section 1.02, the Principal Purchaser shall have, at any time prior to the Termination Date, the right but not the obligation, to purchase from the Company up to an aggregate of 392,156.86 Sale Shares at a purchase price of $51.00 per share (such amounts as equitably adjusted for any stock splits, stock combinations, stock splits or the like) (the "Purchase Option").

          (b) On or prior to the Termination Date, the Principal Purchaser may exercise the Purchase Option at any time and from time to time by written notice to the Company which written notice shall set forth (i) the number of Sale Shares to be purchased by the Principal Purchaser pursuant to such exercise of the Purchase Option, and (ii) the allocation of such Sale Shares between GPII and GPII-A (the "Purchase Option Notice"). The closing of such issuance and purchase of the Sale Shares specified in a Purchase Option Notice shall take place 10 business days from the date of the Purchase Option Notice or such later time and date as required by law or as the Principal Purchaser and the Company shall mutually determine.

          (c) With respect to the Sale Shares specified in any Purchase Option Notice, the Purchase Option shall be deemed to have been exercised as of 5 p.m. local time at the Company's address as specified pursuant to Section 8.06 on the on the day that such Purchase Option Notice is deemed received by the Company pursuant to Section 8.06.

          (d) In the event that the Company shall propose at any time: (i) to declare any dividend or distribution upon its capital stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of any shares of capital stock outstanding involving any change in such shares of capital stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the Principal Purchaser at least 10 business days prior written notice of the date on which a record shall be taken for such action or event (and specifying the date on which the holders of such capital stock shall be entitled thereto) or for determining rights to vote in respect of any such matters, as applicable.

          (e) Upon written notice from GPII or GPII-A, as applicable, each of GPII and GPII-A may assign their rights pursuant to this Section 1.02 with respect to some or all of the remaining Sale Shares subject to the Purchase Option to any "Affiliate" (as such term is defined in the Stockholders Agreement) of GPII or GPII-A, as the case may be, and such assignee shall be deemed a Principal Purchaser for purposes of this Section 1.02, but not for any other purposes hereunder. Any issuance of Sale Shares by the Company upon exercise of the Purchase Option by such assignee shall be treated for purposes of the Stockholders Agreement as if such Sale Shares had been transferred by GPII or GPII-A, as applicable, to such assignee and such deemed transfer shall be subject to the requirements of the Stockholders Agreement.

          (f) The Purchase Option shall expire, to the extent not previously exercised, as follows: (1) automatically on the first anniversary date of the Initial Closing; and (2) if earlier, by mutual consent of the Company and the Principal Purchaser (the earlier of (1) and (2) being referred to herein as the "Termination Date").

     1.03 Closings. At each Closing the Company shall deliver to each Purchaser (with respect to the Initial Closing) and to the Principal Purchaser (with respect to the Initial Closing and each Subsequent Closing) a certificate or certificates representing that number of Sale Shares sold to such Purchaser at such Closing against payment of the purchase price therefor by check or wire transfer; provided, however, that the delivery of such certificates shall be subject to any requirement that the Purchasers pledge such Sale Shares pursuant to and in conformance with that certain Credit Agreement dated as of November 30, 1999 among the Company, DLJ Capital Funding, Inc., Harris Trust and Savings Bank, Fleet National Bank, and the additional financial institutions and Persons parties thereto, as amended (the "DLJ Credit Agreement"). The closing of the purchase and sale of Sale Shares as provided in Section 1.01 and the consummation of the other transactions contemplated to occur at such closing as set forth herein (the "Initial Closing") and each closing of the purchase and sale of Sale Shares as provided in Section 1.02 and the consummation of the other transactions contemplated to occur at each such closing as set forth herein (each, a "Subsequent Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601. The Initial Closing shall take place upon the later of (i) 10 business days from the date hereof, and (ii) as soon as practicable after the last of the conditions set forth in Sections 5.01, 5.02 and 5.03 are fulfilled or waived (subject to applicable law), or at such later time and place and on such later date as the Principal Purchaser and the Company shall mutually determine. The Initial Closing and each Subsequent Closing are sometimes referred to herein individually as a "Closing" and collectively as the "Closings." The date of each such Closing is referred to herein as the "Initial Closing Date," "Subsequent Closing Date" or as a "Closing Date," as applicable.

     1.04 Obligations are Several. All obligations of the Purchasers pursuant to this Article I shall be individual, and not joint and several. Without limiting any of the conditions set forth in Article V, the failure of any Purchaser to purchase the applicable Sale Shares at a Closing shall not increase any other Purchaser's obligation or commitment, if any, to purchase Sale Shares.

                                   ARTICLE II
                                   [RESERVED]

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.01 Representations and Warranties of the Company. Except as set forth in the Company's disclosure letter (the "Company's disclosure letter"), delivered concurrently with the delivery of this Agreement, the Company hereby represents and warrants to each Purchaser as of the date hereof and as of the Initial Closing Date as follows:

          (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, prospects, operations, results of operations, or financial condition (the "Condition") of the Company and its Subsidiaries taken as a whole. The Company has made available complete and correct copies of the Certificate of Incorporation and By-Laws of the Company and the comparable governing documents of each of its Subsidiaries, in each case as amended and as in effect as of the date this representation and warranty is given (the "Certificate of Incorporation" and "By-Laws," respectively).

          (b) Authorization and Validity of Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and, to the extent required, its stockholders and no other corporate action on the part of the Company or any of its Subsidiaries is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the Purchasers, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (c) Capitalization.

               (i) As of the Initial Closing, the authorized capital stock of the Company consists of 15,000,000 shares of Voting Common Stock, par value $0.01 per share (the "Voting Common Stock"), 2,000,000 shares of Non-Voting Stock, par value $0.01 per share (the "Non-Voting Common Stock"), 881,953 shares of Senior Common Stock, and 300,000 shares of Preferred Stock, no par value (the "Preferred Stock"). With respect to such 300,000 shares of Preferred Stock, (i) 50,000 shares are designated as Class A 14% Senior Mandatorily Redeemable Preferred Stock, of which 25,000 shares are designated as Class A 14% Senior Mandatorily Redeemable Preferred Stock, Series A; (ii) 150,000 shares are designated as Class B 14% Senior Mandatorily Redeemable Preferred Stock, of which 75,000 shares are designated as Class B 14% Senior Mandatorily Redeemable Preferred Stock, Series A, and (iii) 50,000 shares are designated as Junior
Preferred Stock. The Company may issue up to one additional series of Class A 14% Senior Mandatorily Redeemable Preferred Stock and up to one additional series of Class B 14% Senior Mandatorily Redeemable Preferred Stock solely to holders of the Class A 14% Senior Mandatorily Redeemable Preferred Stock, Series A and the Class B 14% Senior Mandatorily Redeemable Preferred Stock, Series A, respectively. As of the date hereof, (A) 6,088,479.30 shares of Voting Common Stock were issued and outstanding; (B) 480,321.30 shares of Non-Voting Common Stock were issued and outstanding; (C) no shares of Senior Common Stock were issued and outstanding; (D) 25,000.00 shares of Class A 14% Senior Mandatorily Redeemable Preferred Stock were issued and outstanding, all of which were shares of Class A 14% Senior Mandatorily Redeemable Preferred Stock, Series A; (E) 75,000.00 shares of Class B 14% Senior Mandatorily Redeemable Preferred Stock were issued and outstanding, all of which were Class B 14% Senior Mandatorily Redeemable Preferred Stock, Series A; (F) no shares of Class A 14% Senior Mandatorily Redeemable Preferred Stock or shares of Class B 14% Senior
Mandatorily Redeemable Preferred Stock of any series other than Series A (in each case) were issued and outstanding; and (G) 7,000.00 shares of Junior Preferred Stock were issued and outstanding. All issued and outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.01(c)(i) or in Section 3.01(c)(i) of the Company's disclosure letter, (a) there are no shares of capital stock of the Company authorized, issued or outstanding and (b) there are not as of the date hereof, and at the Initial Closing there will not be, any outstanding or authorized options, warrants, rights, subscriptions, agreements, convertible or exchangeable securities (which options, warrants, rights, subscriptions, agreements, convertible or exchangeable securities shall be disclosed only in aggregate number in Section 3.01(c)(i) of the Company's disclosure letter), obligations, claims of any character, preemptive rights, rights of first refusal, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. All preemptive rights, rights of first refusal or similar rights that may be triggered by the transactions contemplated hereunder shall, with respect to each Closing, have been complied with or waived. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter ("Voting Debt"). A true and complete table showing all of the equity security holders of record of all of the equity securities of the Company as of the date hereof is included in Section 3.01(c)(i) of the Company's disclosure letter and the Company shall deliver to the Principal Purchaser immediately prior to the Initial Closing a true and complete table showing all of the equity security holders of record of all of the equity securities of the Company as of the Initial Closing. The Company shall have reserved a total of 881,952.78 shares of Senior Common Stock (as equitably adjusted for any stock splits, stock combinations, stock splits or the like) for issuance pursuant to Sections 1.01 and 1.02 hereof, and a total of 881,952.78 shares of Voting Common Stock (as equitably adjusted for any stock splits, stock combinations, stock splits or the like and as may be adjusted as a result of any adjustment in the conversion rate of the Senior Common Stock pursuant to the Certificate of Incorporation as amended by the Certificate Amendment) for issuance upon conversion of the Senior Common Stock.

               (ii) Section 3.01(c)(ii) of the Company's disclosure letter lists all of the Company's Subsidiaries. Except as set forth on Section 3.01(c)(ii) of the Company's disclosure letter, all of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned, of record and beneficially, by the Company, free and clear of all Encumbrances (as defined below), options or claims whatsoever, except for Encumbrances and claims created pursuant to the DLJ Credit Agreement. Except for such shares and except as set forth on Section 3.01(c)(ii) of the Company's disclosure letter, no shares of capital stock of any of the Company's Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such Subsidiary. Except as set forth on Section 3.01(c)(ii) of the Company's disclosure letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. None of the Company's Subsidiaries have any authorized, issued or outstanding Voting Debt.

          (d) Consents and Approvals; No Violations. Assuming that, with respect to each applicable Closing, the filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not:
(1) violate any provision of the Certificate of Incorporation, the Certificate Amendment or the By-Laws of the Company or the comparable governing documents of any of its Subsidiaries; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, or obtaining any new or additional licenses from any governmental or regulatory body, agency or authority; and (4) except as set forth in Section 3.01(d) of the Company's disclosure letter, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound or subject, except for, in the case of clauses (2), (3) and (4) above, such as would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole, and would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (e) Financial Statements; Commission Filings.

               (i) The Company has heretofore furnished the Purchasers with the consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2000 and 1999 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the periods then ended, audited by Deloitte & Touche LLP (with respect to the period ending December 31, 1999) and by PricewaterhouseCoopers LLP (with respect to the period ending December 31,
2000) (collectively, the "Audited Financial Statements") and the unaudited consolidated balance sheet of the Company as at February 28, 2001, and the related unaudited consolidated statements of operations, changes in stockholders' equity and cash flows for the two month period then ended (the
"Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements"). The consolidated unaudited balance sheet as at February 28, 2001, is sometimes referred to herein as the "Balance Sheet" and February 28, 2001, is sometimes herein referred to as the "Balance Sheet Date." Such Financial Statements including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, are consistent with the books and records of the Company, fairly present in all material respects the financial position of the Company and its Subsidiaries and the results of their operations and cash flows at such dates and for such periods, except that the Unaudited Financial Statements (including the Balance Sheet) do not contain footnotes and are subject to year-end adjustments.

               (ii) The Company has filed all forms, reports and documents with the Securities and Exchange Commission (the "Commission") required to be filed by it pursuant to the Federal securities laws and the Commission rules and regulations thereunder, and all forms, reports and documents filed with the Commission by the Company (collectively, the "Commission Filings") have complied in all material respects with the applicable requirements of the Federal securities laws and the Commission rules and regulations promulgated thereunder. As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or made available to the Purchasers true and complete copies of each Commission Filing filed after January 1, 1998.

          (f) Absence of Certain Changes. Other than as set forth in Section 3.01(f) of the Company's disclosure letter, since December 31, 2000, (i) there has been no material adverse change in the Condition of the Company and its Subsidiaries taken as a whole, and (ii) the business of the Company and its Subsidiaries has been conducted in the ordinary course and in a manner consistent with past practice.

          (g) Title to Properties; Encumbrances. Except as set forth in Section 3.01(g) of the Company's disclosure letter, the Company and each of its Subsidiaries has good and valid title to (i) all of its material tangible properties and assets (real and personal), including, without limitation, all material properties and assets (real and personal) reflected in the Balance Sheet except as indicated in the notes thereto and except for properties and assets reflected in the Balance Sheet which have been sold or otherwise disposed of in the ordinary course of business after the Balance Sheet Date, and (ii) all the material tangible properties and assets (real and personal) purchased by the Company or any of its Subsidiaries since the Balance Sheet Date except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business (collectively, the "Assets"); in each case subject to no encumbrance, lien, security interest, charge or other restriction of any kind or character (each an "Encumbrance") except (1) as reflected in Section 3.01(g) of the Company's disclosure letter, (2) Encumbrances reflected on the Balance Sheet, and (3) Encumbrances which do not materially detract from the value of, or materially impair the use of, any material property by the Company or any of its Subsidiaries in the operation of its respective business or which do not have a material adverse effect on the Condition of the Company and its Subsidiaries, taken as a whole. Following the consummation of the transactions contemplated by this Agreement, either the Company or a Subsidiary, as the case may be, will continue to own good and valid title to the Assets without incurring any material penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

          (h) Leases. Section 3.01(h) of the Company's disclosure letter contains a list of all leases to which the Company or any Subsidiary is a party requiring an annual aggregate payment of at least $200,000. The Company or its applicable Subsidiary has a good and valid leaseholder interest in and to all of the real property subject to any such lease with respect to which it is a lessee ("Leased Property"). Except as otherwise set forth in Section 3.01(h) of the Company's disclosure letter, each lease set forth therein is in full force and effect and is enforceable in accordance with its terms; there are no material leases, subleases, licenses, concessions or other agreements (written or oral) granting to any Person or entity (other than the Company or its Subsidiaries) the right to use or occupy the Leased Property; all rents and additional rents due to date from the Company or such Subsidiary on each such lease have been paid; in each case, neither the Company nor any Subsidiary has received notice that it is in material default thereunder; and, to the Knowledge of the Company there exists no material event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by the Company or any Subsidiary under such lease.

          (i) Material Contracts.

               (i) Except as set forth in Section 3.01(h), 3.01(i)(i) or 3.01(m) of the Company's disclosure letter, or as listed in the exhibit index to the Company's Form 10-K for the year ended December 31, 2000, as supplemented by the Company's other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the date hereof (collectively, the "Filed Contracts"), neither the Company nor any Subsidiary has or is bound by (a) any agreement, contract or commitment relating to the employment of any Person by the Company or any Subsidiary which cannot be terminated by the Company or the Subsidiary upon notice of 60 days or less without penalty or premium and involve compensation in excess of $150,000 on an annual basis, (b) any agreement, contract or commitment materially limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any other Person, (c) any agreement, contract or commitment not entered into in the ordinary course of business which materially affects the business of the Company and the Subsidiaries taken as a whole and is not cancelable without penalty within 90 days, or (d) any agreement, contract or commitment required to be filed with the Commission pursuant to any or Items 601(b)(2), 601(b)(4), 601(b)(9) or 601(b)(10) of Regulation S-K under the
Exchange Act. The Filed Contracts and the contracts listed in Sections 3.01(h), 3.01(i)(i) and 3.01(m) of the Company's disclosure letter are collectively referred to herein as the "Material Contracts."

               (ii) True, correct and complete copies of all of the Material Contracts which are written, or written summaries of oral Material Contracts, including all amendments and supplements thereto, have been made available to the Purchasers. Each of the Material Contracts is in full force and effect and is valid, binding and enforceable in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditor's rights generally and except insofar as the availability of equitable remedies may be limited by applicable law and except as otherwise would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are not in breach of any Material Contract in any material respect and have fulfilled, or taken all action necessary to enable them to fulfill when due, all of their respective material obligations under each of the Material Contracts. To the Knowledge of the Company, all other parties to the Material Contracts have complied in all material respects with the provisions thereof, no party is in breach thereunder and no notice of any claim of breach thereunder has been given to the Company or its Subsidiaries which breach would be reasonably likely to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. The Company has no Knowledge of any intent by any party to any Material Contract to terminate or amend the terms thereof or to refuse to renew any such Material Contract upon expiration of its term which termination, amendment or expiration would be reasonably likely to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

               (iii) The Company and its Subsidiaries are not in breach of any material term, right, privilege or preference of, and have fulfilled, or taken all action necessary to enable them to fulfill when due, all of their respective material obligations under all classes and/or series of Preferred Stock outstanding.

          (j) Compliance with Laws.

               (i) Except as set forth in Section 3.01(k) of the Company's disclosure letter, the Company and its Subsidiaries are in compliance with all applicable laws and regulations and all orders, judgments and decrees (including, but not limited to, the Fair Debt Collection Practices Act and any state or local counterpart or equivalent) relating to its business and operations (other than with respect to taxes, Environmental Laws, employee benefits, employee relations and federal securities laws which are the subject of specific representations contained in this Agreement) except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole and would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

               (ii) The Company and each of its Subsidiaries possess all licenses, certificates of authority, certificates of need, permits or other authorizations and regulatory approvals required by law (a "License") necessary for the ownership of its properties and the conduct of its business as presently conducted in each jurisdiction in which the Company and such Subsidiary is required to possess a License, except where the failure to possess such a License would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. All such Licenses are in full force and effect and neither the Company nor any Subsidiary has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Licenses, except where the failure of such Licenses to be in full force and effect or such event, inquiry, investigation or proceeding would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

          (k) Litigation. Except as set forth in Section 3.01(k) of the Company's disclosure letter, there is no action, suit, condemnation, expropriation or other proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the Knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their properties (including, but not limited to, Leased Property) or rights which (i) has had or is reasonably likely to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole; (ii) may reasonably prevent or materially delay consummation of the transactions contemplated by this Agreement, or (iii) is, or is seeking certification as, a class action. In addition, except as set forth in Section 3.01(k) of the Company's disclosure letter, neither the Company, any of its Subsidiaries nor any of their respective material tangible properties or assets is subject to any consent decrees or judicial or administrative order, including without limitation under the Fair Debt Collection Practice Act, any state law equivalent relating to the ongoing conduct of the Company's business.

          (l) Employee Benefit Plans.

               (i) Section 3.01(l) of the Company's disclosure letter contains an accurate and complete list of (a) each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) contributed to, maintained or sponsored by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability or potential liability; and (b) each other retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, material fringe benefit, hospitalization or other medical, disability, life or other insurance, and any other welfare benefit policy, trust, understanding or arrangement contributed to, maintained or sponsored by the Company or any of its Subsidiaries for the benefit of any present or former employee, officer or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability or potential liability. Each such item listed on Schedule 3.01(l) is referred to herein as a "Benefit Plan."

               (ii) Section 3.01(l) of the Company's disclosure letter also contains an accurate and complete list of each agreement or commitment of the Company or any Subsidiary of the Company or to which the Company or any of its Subsidiaries may have any liability, with or for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (including, without limitation, each employment, compensation or termination agreement or commitment but excluding employment agreements with annual payments of less than $150,000). Each such item listed on Schedule 3.01(l) is referred to herein as a "Compensation Commitment."

               (iii) With respect to each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") (a) it has received a determination letter, or in the case of a standardized prototype plan, such prototype plan has received a favorable determination letter from the Internal Revenue Service (the "IRS"), or has been timely submitted for a determination letter from the IRS, that such Benefit Plan is qualified under Section 401(a) of the Code, and, to the Knowledge of the Company and its Subsidiaries, nothing has occurred since the date of such determination letter or submission that could adversely affect the qualification of such Benefit Plan or the exemption from taxation of the related trust; and (b) no such Benefit Plan is a "defined benefit plan" (as defined in Section 3(35) of ERISA) or a "multiemployer plan" (as defined in Section 3(37) of ERISA).

               (iv) Except as described in Section 3.01(l) of the Company's disclosure letter (a) none of the Benefit Plans or Compensation Commitments obligates the Company or any of its Subsidiaries to pay any separation, severance, termination or similar benefit or accelerate the vesting or payment under any Benefit Plan or Compensation Commitment solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code; and (b) there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that provides for payment, prior to or in connection with this transaction by the Company or any of its Subsidiaries that is not deductible under Section 162 or 404 of the Code, or that is an "excess parachute payment" pursuant to Section 280G of the Code.

               (v) (a) Each Benefit Plan and any related trust, insurance contract or fund has been maintained and administered in substantial compliance with its respective terms and in substantial compliance with all applicable laws and regulations, including, but not limited to, ERISA and the Code; (b) there has been no application or waiver of the minimum funding standards imposed by
Section 412 of the Code with respect to any Benefit Plan, and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that would materially change the funded status of any such Benefit Plan; (c) neither the Company nor any of its Subsidiaries has incurred any liability under Title IV of ERISA or to the Pension Benefit Guaranty Corporation; (d) there are no pending or, to the Knowledge of the Company and its Subsidiaries, threatened, material actions, suits, investigations or claims with respect to any Benefit Plan or Compensation Commitment (other than routine claims for benefits), and neither the Company nor any of its Subsidiaries has Knowledge of any facts which could give rise to (or reasonably be expected to give rise to) any such actions, suits, investigations or claims; (e) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan; and (f) all contributions which are due with respect to each Benefit Plan have been timely made, and all contributions for periods ending on the Initial Closing Date which are not then due have been accrued in accordance with GAAP.

               (vi) The Company and each of its Subsidiaries has complied in all material respects with the health care continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA"); and the Company and its Subsidiaries have no obligation under any Benefit Plan, Compensation Commitment or otherwise to provide health or other welfare benefits to or with respect to former employees of the Company or any of its Subsidiaries or any other person, except as specifically required by COBRA.

               (vii) With respect to each Benefit Plan and Compensation Commitment, the Company has furnished or made available to the Purchaser true and complete copies, as applicable, of (a) the plan documents, summary plan descriptions and employee handbooks; (b) IRS Form 5500 Annual Report (including all attachments) for the most recent plan year; (c) all related trust agreements, insurance contracts or other funding arrangements; and (d) the most recent favorable determination letter issued by the IRS.

          (m)  Employment  Relations  and  Agreements.  Except  as set  forth in
Section 3.01(m) and 3.01(l) of the Company's disclosure letter, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, workers' compensation, plant closing, and wages and hours, and has not and is not engaged in any unfair labor practice where the failure to be in compliance is reasonably likely to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole; (ii) no representation question exists respecting the employees of the Company or any of its Subsidiaries; (iii) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement; and (iv) neither the Company nor any of its Subsidiaries has experienced any labor difficulty during the last year except (in the case of this clause (iv)) as would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Except as disclosed in Section 3.01(m) of the Company's disclosure letter (a) there exist no employment, consulting, severance, indemnification agreements or deferred compensation agreements between the Company and any director, officer or employee of the Company or any agreement that would give any Person the right to receive any payment from the Company as a result of the transactions pursuant to this Agreement, and (b) the Company has no Knowledge that any executive officer of the Company or any other management personnel of the Company having a title of vice president or more senior is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that obligates such person to provide services or render advice to any person other than the Company or any of its Subsidiaries, or would limit (other than for the benefit of the Company or any of its Subsidiaries) the freedom of such person to engage in any line of business or to compete with any other person, in each such case, with respect to any business currently conducted by the Company or its Subsidiaries or reasonably related to the current business of the Company or its Subsidiaries. No payments or obligations to make any payments by the Company to any of its employees or consultants shall arise as a result of the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby.

          (n) Taxes.

               (i) Tax Returns. The Company and each of its Subsidiaries has filed or caused to be filed or will file or cause to be filed with the appropriate taxing authorities on a timely basis all material Tax Returns that are required to be filed by, or with respect to, the Company and each of its Subsidiaries on or prior to the Initial Closing Date (taking into account any extension of time to file granted to or on behalf of the Company or any of its Subsidiaries). All such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all material respects.

               (ii) Payment of Taxes. All material Tax liabilities of the Company and its Subsidiaries due and payable with respect to all taxable years or other taxable periods (including portions thereof) ending on or prior to the Balance Sheet Date have been, or prior to the Initial Closing Date will be, paid or adequately disclosed as a liability on the Balance Sheet. All material Tax liabilities of the Company and its Subsidiaries due and payable with respect to all taxable years or taxable periods (including portions thereof) which did not end prior to the day after the Balance Sheet Date and which end on or prior to the Initial Closing Date have been, or prior to the Initial Closing Date will be, paid.

               (iii) Audit Matters. Section 3.01(n) of the Company's disclosure letter sets forth (I) each taxable year or other taxable period of the Company and its Subsidiaries for which an audit or other examination of Taxes by any taxing authority is currently in progress or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries that, if determined adversely to the Company or its Subsidiaries, would result in a material Tax liability of the Company or its Subsidiaries after the Initial Closing Date, and (II) the taxable years or other taxable periods of the Company and its Subsidiaries which, for income tax purposes, will not be subject to the normally applicable statute of limitations because of written waivers or agreements given by the Company or its Subsidiaries. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority against any of the Company and its Subsidiaries. The Company has delivered to the Principal Purchaser complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to be the Company or any of its Subsidiaries since December 31, 1997.

               (iv) Other Tax Matters. Except as set forth in Section 3.01(n) of the Company's disclosure letter attached hereto:

                    (1) neither the Company nor any of its Subsidiaries has made any payments, nor is or may become obligated (under any contract or agreement entered into on or before the Initial Closing Date) to make any payments, that will be non-deductible under Section 162(m) or 280G of the Code (or any analogous provisions of state, local or foreign Tax law);

                    (2) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party other than such Taxes which in the aggregate, are not material, and all material Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

                    (3) there are no liens for material Taxes (other than current Taxes not yet due and payable) upon the assets or properties of the Company or any of its Subsidiaries;

                    (4) the Company and its Subsidiaries are entitled to each Tax refund claimed or received by the Company or any Subsidiary on or prior to the Initial Closing Date, except to the extent the disallowance of which would not result in any material Tax liability or loss of a pending material Tax refund claim;

                    (5) the Company and its Subsidiaries are not and will not become liable for any material Taxes as a result of the consummation of the transactions contemplated herein and such transactions will not create any material gains or income, the taxation of which is deferred under Treasury
Regulation Sections 1.1502-13 (or any similar provision of state, local or foreign law);

                    (6) neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, or similar agreement under which the Company or such Subsidiaries has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;

                    (7) the Company and each of its Subsidiaries has properly accrued on its respective financial statements all material Tax liabilities (determined in accordance with GAAP) and the amount so accrued is at least equal to its respective liability for such Taxes; and

                    (8) neither the Company nor any of its Subsidiaries has any liability for material Taxes arising as a result of the Company or any of its Subsidiaries at any time being a member of an affiliated group (as defined in section 1504(a) of the Code and any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) other than a group the common parent of which is the Company or any of its Subsidiaries.

          (o) Liabilities. Except as set forth in Section 3.01(o) of the Company's disclosure letter, neither the Company nor any of its Subsidiaries has any material claims, liabilities or indebtedness, contingent or otherwise, required to be set forth on the Balance Sheet in accordance with generally accepted accounting principles except as set forth in the Balance Sheet or referred to in the footnotes thereto, and except for liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business or, if incurred outside of the ordinary course of business, liabilities that would not have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole.

          (p) Intellectual Properties.


               (i) Section 3.01(p) of the Company's disclosure letter accurately sets forth all of the following used, held for use or otherwise covering or claiming any intellectual property rights used in connection with the business of the Company or its Subsidiaries as currently conducted: (i) patents, patent rights, and applications therefor; (ii) registered trademarks and registered service marks, and applications therefor; and (iii) other material intellectual property rights of any kind or nature, including without limitation copyrights, trade secrets, trade names, know how and other proprietary rights and information (all of the foregoing collectively the "OSI Intellectual Property").

               (ii) The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all OSI Intellectual Property, all material computer software, all material collections of information (such as data bases), used in the conduct of the Company's or any Subsidiary's business, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict with, infringe or misappropriate in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, copyright or trade secret of any third party that, individually or in the aggregate, would have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. Except as set forth in Section 3.01(p) of the Company's disclosure letter, neither the Company nor any Subsidiary has received since December 10, 1999 any written notices of, and is not aware of any facts that would be reasonably likely to constitute, any infringement, misappropriation or conflict by the Company of any intellectual property rights of any third party or the invalidity of any OSI Intellectual Property (including, without limitation, any demand or request that the Company or any Subsidiary license or cease and desist from using any rights of any third party). Except as set forth in Section 3.01(p) of the Company's disclosure letter neither the Company nor any Subsidiary has received since December 10, 1999 any written notice of termination or expiration with respect to any OSI Intellectual Property, any material computer software (other than generally available mass market software) and any material collections of information (such as data bases) used in the Company's business from the owner thereof and the Company is unaware of any facts or circumstances that would be reasonably likely to result in such a termination or expiration notice.

          (q) Environmental Laws and Regulations. Except as set forth in Section 3.01(q) of the Company's disclosure letter (a) Hazardous Materials have not been
(i) generated, used, treated or stored on, or transported to or from, any Company Property or (ii) Released or disposed of on or from any Company Property, except, in the case of clauses (i) or (ii) in a manner which could not reasonably be expected to give rise to material liabilities under Environmental Law, (b) the Company and each of its Subsidiaries have complied and are in compliance in all material respects with applicable Environmental Laws and the requirements of any permits or orders issued under such Environmental Laws, and
(c) there are no past, pending or, to the Company's Knowledge, threatened claims under Environmental Law against the Company or any of its Subsidiaries. For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means any real property and improvements at any time owned, leased, or operated by the Company or any of its affiliates, Subsidiaries or any of their respective predecessors; (B) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials or friable asbestos and (ii) any chemicals, materials or substances defined as "hazardous substances," under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq. ("CERCLA") and (iii) all other materials or substances the Release of which is prohibited or regulated or as to which liability may be imposed under Environmental Laws;
(C) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance or code, contractual obligation or common law or other legal requirement, in each case in effect and as amended as of the date hereof and the Initial Closing Date, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 3808 et seq.; and (D) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

          (r) Conduct of Business. Since the Balance Sheet Date, except (a) as set forth in Section 3.01(r) of the Company's disclosure letter or (b) as contemplated or expressly required or permitted by this Agreement, the Company has not taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Initial Closing Date, would constitute a material breach of the Company's agreements set forth in Section 4.03 of this Agreement.

          (s) Broker's or Finder's Fee. Except as set forth in Section 3.01(s) of the Company's disclosure letter and except for the fees and expenses to be paid and/or reimbursed to the Principal Purchaser hereunder and under any Transaction Documents, no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          (t) Collection and Portfolio Services Businesses. Since December 31, 2000, there has not been any change in the terms or conditions (including, without limitation, pricing) under which the Company performs either debt collection services or portfolio services that would be reasonably likely to have a material adverse effect on the Condition of the Company and its Subsidiaries taken as a whole. The Company is unaware of any facts that would be reasonably likely to cause a material impairment in the expected realization value of the Company's purchased portfolios taken as a whole.

          (u) Affiliate Transactions. The Commission Filings, together with Company's Form 10-K for the year ended December 31, 2000, a true and complete copy of which has been provided to the Purchasers, disclose all understandings, agreements or arrangements with any stockholder or its Affiliates which would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, if an Annual Report on Form 10-K were made on the date hereof.

          (v) Insurance. (i) All of the Company's insurance policies which are intended to cover miscellaneous professional liability claims against the Company and its Subsidiaries, including claims related to the Fair Debt Collection Practices Act and any state or local counterpart or equivalent, are listed in Section 3.01(v) of the Company's disclosure letter, including the limits and deductibles related thereto. (ii) All such policies are in full force and effect.

          (x) Disclosure. Except as set forth in Section 3.01(x) of the Company's disclosure letter, this Agreement, the certificates and other instruments attached hereto or delivered pursuant to this Agreement, the Financial Statements, the Commission Filings, the Company's disclosure letter and to the extent listed or described on the Company's disclosure letter, the documents and statements in writing which have been supplied by or on behalf of the Company in connection with the transactions contemplated by this Agreement, when considered in their entirety, do not contain any untrue statement of a material fact, or omit a material fact necessary to make the statements contained herein or therein not misleading.

     3.02 Representations and Warranties of Purchaser. Each Purchaser, severally and not jointly, represents and warrants to the Company as of the date hereof and as of the Initial Closing Date as follows:

          (a) Due Organization and Power. Each of GPII-A and GPII is a limited partnership duly organized and validly existing and (to the extent such concept is applicable) in good standing under the laws of the State of Delaware. Each other Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

          (b) Authorization and Validity of Agreement. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, has been duly authorized by Purchaser. No other action on the part of Purchaser (or its partners, stockholders or members, as applicable) is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by the Company, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (c) Consents and Approvals; No Violations. Assuming that, with respect to each applicable Closing, the filings, if any, required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not: (1) violate any provision of the governing or charter instruments of Purchaser; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Purchaser or by which its properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of security interest, charge or Encumbrance upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Purchaser is a party, or by which its properties or assets may be bound except for in the case of clauses (3) and (4) above for such as would not prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (d) Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the Knowledge of Purchaser, any investigation by) any governmental or other instrumentality or agency, pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser, or any of its properties or rights, which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

          (e) Broker's or Finder's Fee. No agent, broker, Person or firm acting on behalf of Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fees from the Company in connection with this Agreement or any of the transactions contemplated hereby.

          (f) No Registration of Shares. Purchaser is aware that the Sale Shares have not been registered under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), that the offer and sale are intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the Commission, and that the Sale Shares cannot be sold, assigned, transferred, or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration is available; provided, however, that that subject to the contractual obligations of such Purchaser, the disposition of such Purchaser's property shall at all times remain within the sole control of Purchaser. Purchaser is also aware that sales or transfers of the Sale Shares are further restricted by state securities laws and the provisions of the Stockholders Agreement and that the certificates for the Sale Shares will bear appropriate legends restricting their transfer pursuant to applicable laws and the Stockholders Agreement.

          (g) Suitability of Investment.

               (i) Purchaser is acquiring the Sale Shares for its own account, for investment purposes only and not with a view to the resale or distribution thereof in violation of the Securities Act;

               (ii) Purchaser has not and will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Sale Shares, except in accordance with applicable federal and state securities laws and the Stockholders Agreement; provided, however, that subject to the contractual obligations of such Purchaser, the disposition of such Purchaser's property shall at all times remain within the sole control of Purchaser;

               (iii) Purchaser has such knowledge and experience in financial, business and tax matters that it is capable of evaluating the merits and risks relating to its investment in the Sale Shares and making an investment decision with respect to the Company, and Purchaser has determined the Sale Shares are a suitable investment for Purchaser and that Purchaser is able at this time, and in the foreseeable future, to bear the economic risk of a total loss of its investment in the Company;

               (iv) Without limiting or modifying the Company's representations and warranties set forth in Section 3.01 or otherwise delivered to the Purchasers hereunder or the right of the Purchasers to rely thereon, to the full satisfaction of Purchaser, Purchaser has been given the opportunity to obtain information and documents relating to the Company and to ask questions of and receive answers from representatives of the Company concerning the Company and the investment in the Sale Shares and Purchaser has no Knowledge of any information that would make the representations and warranties of the Company set forth in this Agreement untrue;

               (v) Neither Purchaser nor any of its affiliates has engaged in any activity that would be deemed a "general solicitation" under the provisions of Regulation D as promulgated under the Securities Act; and

               (vi) Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act as presently in effect. If Purchaser is subject to ERISA, and is acquiring the Sale Shares as a fiduciary or agent for another investor's account, Purchaser will have sole investment and voting discretion with respect to such account and will have full power to make the acknowledgements, representations and agreements contained herein on behalf of such account.

                                   ARTICLE IV
                      TRANSACTIONS PRIOR TO INITIAL CLOSING

     4.01 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the Initial Closing Date, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, (i) afford the Purchasers, and their counsel, accountants, funding sources, consultants and other authorized representative (collectively, "Purchasers' Representatives"), full access during normal business hours to the employees, properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries; (ii) furnish to the Purchasers and the Purchasers' Representatives such financial, legal, technical, personnel and operating data and other information as such Persons may reasonably request; and (iii) instruct the Company's employees, counsel, auditors and financial and industry advisors to cooperate with the Purchasers and the Purchasers' Representatives in their activities reasonably related to consummating the transactions contemplated hereby; provided, that such investigation and assistance shall not unreasonably disrupt the personnel and operations of the Company and its Subsidiaries. In addition, for each month prior to the Initial Closing beginning with January, 2001, the Company shall provide the Purchasers with an unaudited consolidated balance sheet and the related unaudited consolidated statement of operations, changes in stockholders' equity and cash flows for the month then ended when and as such statements are made available to Madison Dearborn Capital Partners III, L.P. (the "Monthly Financial Statements"). The Monthly Financial Statements, except as indicated therein, shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements except that they need not contain footnotes and will be subject to year end adjustments.

     4.02 Confidentiality. Information obtained by the Principal Purchaser pursuant to Section 4.01 hereof shall be subject to the provisions of the Confidentiality Agreement dated March 2, 2001 between the Company and Principal Purchaser (the "Confidentiality Agreement").

     4.03 Conduct of the Business of the Company Pending the Initial Closing. The Company agrees that, except as set forth in Section 4.03 of the Company's disclosure letter and except as permitted, required or contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved by the Principal Purchaser in writing, during the period commencing on the date hereof and ending on the Initial Closing Date:

          (a) The Company and each of its Subsidiaries will conduct their respective operations in the ordinary and usual course of business and will use their reasonably best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners, and others having business relationships with them; and

          (b) Neither the Company nor any of its Subsidiaries shall (i) make any change in or amendment to its Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of convertible or exercisable securities outstanding on the date hereof) or any of its other securities, or issue or grant any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries; (iv) declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities; (v) cancel or materially amend, modify or supplement or cancel any Material Contract or release or relinquish any material rights under any Material Contract without written notice thereof to the Principal Purchaser prior to or concurrently with such action; (vi) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other liability;
(vii) make any change in its method of accounting other than such changes as may be necessary or advisable to comply with applicable law or regulation or with generally accepted accounting principals after prior notice to the Purchasers;
(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the transactions contemplated in this Agreement); or (ix) agree, in writing or otherwise, to take any of the foregoing actions; provided, however, the Company may take any action reasonably necessary to effectuate the payment of payment-in-kind dividends to the holders of the Preferred Stock, in accordance with the terms of the Preferred Stock.

     4.04 Reasonable Best Efforts.

          (a) Subject to the terms and conditions provided herein, the Company and each Purchaser shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to (x) obtain, prior to the Initial Closing Date, all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and Purchaser shall cooperate with, and use its reasonable best efforts to assist, the Company with respect thereto and (z) obtain the waiver, extension and modification as contemplated in Section 5.03(f) in the form reasonably requested or approved by Purchaser and reasonably acceptable to the Company. The Company shall submit to the stockholders of the Company for approval the Certificate Amendment and, assuming that such requisite approval is obtained, on or prior to the Initial Closing the Company shall cause such Certificate Amendment to be duly filed and recorded with and certified by the Secretary of State of the State of Delaware and to be in full force and effect as of the Initial Closing Date.

          (b) Prior to the Initial Closing, the Company and each of its Subsidiaries shall take all actions that are required to be taken prior to the Initial Closing to ensure that each License shall remain in effect in all material respects upon consummation of the transactions contemplated hereby and will use their reasonable best efforts to respond to requests and inquiries from regulatory agencies regarding Licenses. Without limiting the foregoing, the Company and each of its Subsidiaries shall use their reasonable best efforts to comply with all notice, application, and change in control provisions associated with any License that requires any action to be taken prior to the Initial Closing and to notify the Purchasers of any and all conditions of which the Company is aware with which Purchasers and/or the Company must comply to maintain in all material respects each License with no gap in the coverage of any License, and each of the Company and the Purchasers shall cooperate fully with each other to ensure such compliance. Such notice to the Purchasers shall, to the extent practicable, be given sufficiently in advance of the Initial Closing to permit compliance with all applicable notice, application and change in control provisions associated with each License.

     4.05 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the termination of this Agreement and the Initial Closing, neither the Company nor any Stockholder shall take, and they shall not permit any of their respective affiliates, officers, directors, agents, advisors, attorneys, or accountants or financing sources to take, any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than the Principal Purchaser and its representatives, concerning (i) any issuance of any capital stock of the Company or its Subsidiaries (other than in connection with the exercise of options, warrants or other convertible securities outstanding on the date hereof) at a price per share that would trigger any preemptive or similar rights pursuant to Section 7 of the Stockholders Agreement assuming that the Stockholders Agreement was then effective, or (ii) any merger, asset sale, recapitalization or similar transaction involving the Company or its Subsidiaries. The Company will not solicit the consent of its stockholders to vote their stock in the Company, and the Company will not vote the capital stock of any of its Subsidiaries, in favor of any such purchase of any capital stock of the Company, or any merger, asset sale or similar transaction. The Company will notify the Principal Purchaser as soon as practicable if any Person makes any proposal, offer, inquiry, or contact to the Company with respect to the foregoing and shall describe in reasonable detail the identity of such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

     4.06 Notification of Certain Matters. The Company shall give prompt notice to the Purchasers of the existence of any fact or circumstance of which the Company becomes aware which would cause any representation or warranty made by it contained in this Agreement to be untrue in any material respect or would result in the failure of any condition precedent set forth in Article V at any time from the date of this Agreement to the Initial Closing Date. The Company and each Purchaser shall give prompt notice to the other parties of any notice or other communication from, any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     4.07 HSR. Each party shall file or cause to be filed, as promptly as practicable, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and shall promptly comply with or cause to be complied with any requests made to such party by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that any waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable. Each party agrees to request, and to cooperate with the other parties in requesting, early termination of any applicable waiting period under the HSR Act. The Principal Purchaser shall be responsible for any filing fees incurred by the Principal Purchaser in connection with the filings required under the HSR Act.

                                    ARTICLE V
                      CONDITIONS PRECEDENT TO SALE OF STOCK

     5.01 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to each Closing of the following conditions:

          (a) No Injunction. No preliminary injunction, or decree, or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the transactions contemplated by this Agreement which is in effect at the Closing; provided, however, that, in the case of any such injunction, decree or other order, each of the parties hereto shall have used reasonable best efforts to prevent the entry of any such decree, injunction or other order and to appeal as promptly as possible any such decree, injunction or other order that may be entered.

          (b) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the transactions contemplated hereby.

          (c) HSR Act. Any waiting period applicable to the sale of the Sale Shares at the Closing under the HSR Act shall have expired, or earlier termination thereof shall have been granted, and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement at the Closing or to modify or amend such transactions in any material manner or, if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

     5.02 Conditions to Obligations of the Company. The obligation of the Company to effect the sale of the Sale Shares and to effect the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Initial Closing of the following additional conditions, any one or more of which may be waived by the Company:

          (a) Purchaser Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement which are qualified as to "materiality" or "material adverse effect" shall be true and correct in all respects and the representations and warranties of the Purchasers which are not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of such date.

          (b) Performance by Purchaser. The Purchasers shall have performed and complied in all material respects with all of the covenants and agreements and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by the Purchasers at or prior to the Initial Closing.

          (c) Transaction Documents. The Purchasers shall each have executed and delivered the Transactions Documents to which they are parties.

     5.03 Conditions to Obligations of the Purchasers. The obligations of each Purchaser to effect the purchase of the Sale Shares and to effect the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Initial Closing of the following additional conditions, any one or more of which may be waived by such Purchaser as to such Purchaser's obligations hereunder:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement which are qualified as to
"materiality" or "material adverse effect" shall be true and correct in all respects and the representations and warranties of the Company which are not so qualified shall be true and correct in all material respects as of the date hereof and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of such date.

          (b) Performance. The Company shall have performed and complied in all material respects with all the covenants and agreements and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by such parties at or prior to the Initial Closing.

          (c) No Material Adverse Change. There shall have not occurred after the date hereof any material adverse change in the Condition of the Company and its Subsidiaries taken as a whole.

          (d) Certificate. The Company shall have delivered, or caused to be delivered, at the Initial Closing to the Purchasers a certificate executed on its behalf by its duly authorized officer in their corporate capacity to the effect that the conditions set forth in Subsections 5.03(a), 5.03(b) and 5.03(c), above, have been satisfied.

          (e) Transaction Documents. (i) The Company and each other Purchaser shall each have executed and delivered the Transactions Documents to which they are parties, and (ii) the Stockholders Agreement and the Registration Rights Agreement shall have been duly executed and delivered by the requisite parties thereto such that the Stockholders Agreement dated December 10, 1999 by and among the Company, Madison Dearborn Capital Partners III, L.P. and certain other stockholders of the Company and the Registration Rights Agreement dated December 10, 1999 by and among the Company, Madison Dearborn Capital Partners III, L.P. and certain other stockholders of the Company shall each have been amended, restated and superseded in its entirety by the Stockholders Agreement and the Registration Rights Agreement, respectively.

          (f) Material Consents. The Company and its Subsidiaries shall have procured: (1) a duly obtained waiver in a form reasonably acceptable to the Principal Purchaser under the DLJ Credit Agreement providing that the consummation of the transactions contemplated hereby shall not violate the DLJ Credit Agreement and waiving the Company's obligation thereunder to deliver to the lenders thereunder any portion of any of the payments made hereunder by the Purchasers to the Company in respect of their purchase of Sale Shares at any Closing, (2) a waiver by the parties to the Stockholders Agreement of any preemptive rights or rights of first refusal that may arise under the Stockholders Agreement with respect to any issuance hereunder at any Closing of any Sale Shares, and (3) all other third party consents necessary to consummate the transactions contemplated hereby that, if not obtained, would have a material adverse effect on the Condition of the Company and its Subsidiaries, taken as a whole.

          (g) Participation by Other Purchasers. With respect only to the Principal Purchaser, Purchasers (other than the Principal Purchaser) shall purchase a total of 81,632.65 Sale Shares at the Initial Closing.

          (h) Opinion of Counsel. The Purchasers shall have received an opinion of Kirkland & Ellis, counsel to the Company, in substantially the form of Exhibit F.

          (i) Board of Directors. A representative of the Principal Purchaser shall have been duly elected to the Board of Directors of the Company effective immediately following the Initial Closing and such representative shall have been given an opportunity to execute and deliver, and the Company shall have offered to execute and deliver to such representative, an indemnification agreement with respect to such person's services as a director in the Company's standard form.

          (j) Certificate Amendment. The Certificate Amendment shall have been filed with and certified by the Secretary of State of the State of Delaware.

                                   ARTICLE VI
                           CERTAIN ADDITIONAL MATTERS

     6.01 Survival, Etc. All representations and warranties in Sections 3.01 and
3.02 of this Agreement (as modified by the Company's disclosure letter) shall survive the Initial Closing until the date that is 12 months after the Initial Closing Date; provided, however, that with respect to the representations and warranties set forth in Sections 3.01(c)(ii), (f)(ii), (g), (h), (i), (j)(ii),
(k), (l),  (m),  (n), (p), (q), (r), (s), (t), (u),  (v)(ii) and (x) and Section
3.02(d) and (e), such representations and warranties shall survive only with respect to any breach of any such representation or warranty of which the breaching party had Knowledge. Except as otherwise set forth in Section 3.02(g)(iv), any rights or remedies based on such representations and warranties will not be affected by any investigation conducted with respect to, or any knowledge capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Initial Closing, with respect to, any such representation or warranty. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect any rights or remedies based on such representations, warranties, covenants and obligations, unless the related written waiver expressly so provides. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     6.02. Finders Fees.

          (a) Subject to the terms and conditions of this Section 6.02(a), if the Company completes an Acquisition which Gryphon Advisors II, LLC (or an affiliate) ("Gryphon") introduced to the Company and/or any of its affiliates or representatives, the Company shall pay Gryphon a fee equal to 2% of the Transaction Value and reimburse Gryphon for any and all out-of-pocket expenses incurred by Gryphon and/or its affiliates in connection with such Acquisition. The Company's obligations to pay such fee and expense reimbursement are subject to the conditions that (i) the applicable Acquisition is completed on or prior to the first anniversary date of such introduction, and (ii) such introduction is not made at a time that the business that is the subject of such Acquisition is conducting or has announced to potential purchasers an auction with respect to the sale of such business and such auction is being conducted by an investment banking firm that has been retained by the seller of such business and such investment bank is actively soliciting offers and participation in such auction. Such fee and expense reimbursement shall be due and payable, in immediately available funds by wire transfer, concurrently with the closing of the Acquisition, provided that if, by virtue of an "earn out" or other similar contingent consideration, the Transaction Value is subject to future upward adjustment, the fee with respect to such additional Transaction Value shall be paid promptly after any future payments of contingent consideration.

          (b) An "Acquisition" shall mean the purchase by the Company and/or any of its affiliates, by stock purchase, merger, consolidation, recapitalization or acquisition of assets, of any business. "Transaction Value" shall mean the total fair market value (at the time of closing) of all consideration (including cash, securities, property and the principal amount of all indebtedness (including bank debt) and capital leases that are assumed or paid by the Company or any of its Subsidiaries) paid or payable, or otherwise to be distributed, directly or indirectly, to the acquired company or its shareholders in connection with the Acquisition. If the Acquisition takes the form of a recapitalization or similar transaction, "Transaction Value" will also include the value of all shares retained by the shareholders of the acquired company. Any acts taken by Gryphon with respect to the foregoing shall be on a non-exclusive basis. Gryphon's sole responsibility will be to introduce the Company and/or its affiliates or representatives to a prospective Acquisition candidate, and Gryphon will not negotiate with any such prospective Acquisition candidate on behalf of the Company and/or its affiliates or representatives.

     6.03 Board Observer Rights; Certain Information Rights.

          (a) Without limiting any of the Principal Purchaser's rights under any of the Transaction Documents, the Principal Purchaser shall have the right to designate a representative to attend all meetings of the Company's Board of Directors and all meetings of any committees of the Company's Board of Directors in each case in a non-voting observer capacity (the "Gryphon Observer"), and, in this respect, the Company shall give the Principal Purchaser and the Gryphon Observer copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that (i) the Principal Purchaser agrees, and any Gryphon Observer will agree, to hold in confidence all information so provided and not to use or disclose any confidential information provided to or learned by it in connection with its rights under this Agreement, and (ii) that the board observation rights pursuant to this Section 6.03(a) shall be temporarily suspended with respect to any portion of a meeting if, in the opinion of counsel of the Company, the Gryphon Observer's attendance at such portion of the meeting could violate any member of the Board of Directors' fiduciary duty, any confidentiality obligation or any attorney-client privilege that may exist in connection with such meeting. The board observation rights pursuant to this Section 6.03(a) shall terminate on the first date on which the Principal Purchaser (together with its affiliated funds) owns collectively less than 25% of the Sale Shares owned by the Principal Purchaser as of the Initial Closing Date.

          (b) The Company agrees that GPII shall have at all times during which it owns any interest in the stock of the Company, the right to consult with and advise management of the Company on significant business issues, including management's proposed annual operating plans and to meet with the Company's management at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving such plans, and in connection therewith, (i) to inspect and copy the books and records of the Company; (ii) to inspect the Company's properties; (iii) to receive and review the Company's financial statements; (iv) to receive materials sent by the Company to the Company's board of directors, and (v) otherwise to routinely to consult with and advise the management of the Company on matters relating to the Company's business and affairs.

                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT

     7.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Initial Closing:

          (a) by mutual consent of the Company and the Principal Purchaser;

          (b) by the Company or the Principal Purchaser if the transactions contemplated hereby to be consummated at the Initial Closing shall not have been consummated on or before April 30, 2001 (or such later date as may be agreed to in writing by the Company and the Principal Purchaser), by reason of the failure of any condition to the consummation of the transactions contemplated hereby at such Initial Closing which must be fulfilled to its satisfaction; provided that no party may terminate this Agreement under this Section 7.01(b) if such failure has been caused primarily by such party's material breach of this Agreement;

          (c) by the Company prior to the Initial Closing if (a) there are any inaccuracies, misrepresentations or breaches of the Principal Purchaser's representations or warranties in this Agreement, such that the condition set forth in Section 5.02(a) to the Company's obligation to effect the transactions contemplated hereby cannot be met in connection with the Initial Closing, or (b) the Principal Purchaser has breached or failed to perform in all material respects any of its material covenants or agreements contained herein as to which notice has been given to the Principal Purchaser and the Principal Purchaser has failed to cure or otherwise resolve the same to the reasonable satisfaction of the Company within fifteen (15) days after receipt of such notice;

          (d) by the Principal Purchaser prior to the Initial Closing if (a) there are any inaccuracies, misrepresentations or breaches of any of the Company's representations or warranties in this Agreement, such that the condition set forth in Section 5.03(a) to the Principal Purchaser's obligation to effect the transactions contemplated hereby cannot be met in connection with the Initial Closing, or (b) the Company has breached or failed to perform in all material respects any of their material covenants or agreements contained herein as to which notice has been given to the Company and the Company has failed to cure or otherwise resolve the same to the reasonable satisfaction of the Principal Purchaser within fifteen (15) days after receipt of such notice; or

          (e) by the Company or the Principal Purchaser if a court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

     7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01 hereof by the Principal Purchaser or the Company, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, this Agreement shall be void and have no effect, and there shall be no liability hereunder on the part of any party hereto, except that Sections 4.02, 8.01, 8.13 and this Section 7.02 hereof shall survive any termination of this Agreement. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for breach of this Agreement. Nothing in this Article VII is intended to limit any party's right to terminate this Agreement pursuant to
Section 1.02.

                                  ARTICLE VIII
                                  MISCELLANEOUS

     8.01 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that:

          (a) the Company shall reimburse Principal Purchaser for (i) 100% of the previously unreimbursed Principal Purchaser's Transaction Expenses (as defined below) up to an aggregate maximum reimbursement of $200,000, and (ii) 50% of all of the Principal Purchaser's Transaction Expenses in excess of such initial $200,000 reimbursed amount;

          (b) the Company shall pay to Gryphon at the Initial Closing a transaction fee equal to 4.0% of the aggregate payment made by the Principal Purchaser in respect of the Principal Purchaser's purchase of Sale Shares at the Initial Closing.

          (c) the Company shall pay to Gryphon at each Subsequent Closing a transaction fee equal to 3.0% of the aggregate payment made by the Principal Purchaser in respect of the Principal Purchaser's purchase of Sale Shares at each such Subsequent Closing.

     Such amounts shall be paid at the applicable Closing (and in the case of clause (a), at the Initial Closing) to the extent not previously reimbursed or paid. For purposes of this Section 8.01, the "Principal Purchaser's Transaction Expenses" shall mean the reasonable out of pocket expenses, including the reasonable fees and expenses of third parties, incurred by the Principal Purchaser in connection with and related to the transactions contemplated hereunder during the period up to and including the Initial Closing Date.

     8.02 Transfer Taxes. Except as provided herein, all transfer, sales and use, registration, stamp and similar Taxes imposed in connection with any transaction that occurs pursuant to this Agreement shall be borne solely by the Company.

     8.03 Extension; Waiver. At any time prior to a Closing, the Principal Purchaser (on the one hand) and, the Company (on the other hand) may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein; provided, that no such extension or waiver which adversely affects the rights and obligations of any Purchaser in a manner that does not equally affect all similarly situated Purchasers may be made without the approval of each Purchaser so affected. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     8.04 Public Announcements. The Company, on the one hand, and Principal Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law, including without limitation the rules and regulations of the Commission. No Purchaser other than the Principal Purchaser shall make or issue any such statement or release without the prior approval of the Principal Purchaser and the Company.

     8.05 Indemnification. From and after the Initial Closing, the Company shall, and each Purchaser shall vote its shares in the Company to, maintain in effect in the Certificate of Incorporation of the Company the provisions with respect to indemnification set forth in Article Eighth of the Certificate of Incorporation of the Company and the corresponding provisions in the Bylaws of the Company, each as in effect at the Initial Closing, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals (or their estates) who at the date of this Agreement and/or as of the Initial Closing or immediately following the Initial Closing are or were directors, officers, employees or agents of the Company or its Subsidiaries, unless such amendment or modification is required by law or is consented to in writing by holders of a majority of the Sale Shares. This Section 8.05 shall terminate on the earlier of (i) the sixth anniversary of the Initial Closing Date, and (ii) the first date following the Initial Closing Date (or, if later, the date on which a designee of GPII or GPII-A is first elected or appointed to the Board of Directors of the Company) on which no individual designated by either GPII or GPII-A is an elected member of the Board of Directors of the Company.

     8.06  Notices.   All  notices,   requests,   demands,   waivers  and  other
communications required or permitted to be given under this Agreement shall be in writing addressed as follows:

          (a)  if to the Company, to it at:

               390 South Woods Mill Road, Suite 350
               Chesterfield, Missouri 63017
               Attention: Eric R. Fencl
               General Counsel
               Phone: (314) 576-0022
               Fax: (314) 576-1867

               with a copy to:
               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL 60601
               Attention: Richard W. Porter
               Phone: (312) 861-2000
               Fax: (312) 861-2200

          (b)  if to Principal Purchaser, to it at:

               Gryphon Partners II, L.P.
               One Embarcadero Center,  Suite 2750
               San Francisco, CA 94111
               Attention: Patrick Haiz
               Phone: (415) 217-7400
               Fax: (415) 217-7447

               with a copy to:

               Latham & Watkins
               505 Montgomery Street, Suite 1900
               San Francisco, CA 94111
               Attention: Scott R. Haber
               Phone: (415) 395-8137
               Fax: (415) 395-8095

          (c) if to any other Purchaser, to the address set forth opposite each of their names on the signature pages hereto, or to such other Person or address as any party shall specify by notice in writing to each of the other parties.

          (d) Any such notice shall be deemed to have been received by the addressee (i) when received if personally delivered to the addressee's address as specified above, (ii) upon electronic confirmation of receipt, if transmitted by telecopy and confirmed by a copy sent for next day delivery to a domestic address by a nationally recognized overnight delivery service (e.g., Federal Express); provided that if transmitted by telecopy after 5:00 p.m. local time for the recipient, then deemed receipt shall be on the next business day, (iii) the day after it is sent, if sent for next day delivery to a domestic address by a nationally recognized overnight delivery service, and (iv) three days from the date of deposit in the U.S. mails, if sent by certified or registered U.S. mail, return receipt requested; provided, however, that a notice of a change of address shall be effective only upon receipt thereof.

     8.07 Entire Agreement. This Agreement and the Exhibits, the Company's disclosure letter and other documents referred to herein or delivered pursuant hereto and the Confidentiality Agreement collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

     8.08 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement except for Section 8.06 which shall inure to, and be enforceable by, the intended beneficiaries thereof.

     8.09 Amendment and Modification. This Agreement may not be amended, modified and supplemented except in writing executed by the (i) Company, (ii) the Principal Purchaser and (iii) the Purchasers (other than the Principal Purchaser) representing at least 50% of the Sale Shares purchased or to be purchased by such Purchasers (other than the Principal Purchaser) hereunder.

     8.10 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     8.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     8.12 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof. Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement shall be brought in the United States District Court for the Northern District of Illinois, or, if such courts do not have jurisdiction over such claims, in the courts of the State of Illinois as the party bringing such action or proceeding may elect, and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Illinois for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to above and hereby further irrevocably waives any claim that any such court is not a convenient forum for any such suit, action or proceeding.

     8.13 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.14 Certain Definitions.

          (a) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

          (b) "Subsidiary," with respect to the Company,  shall mean and include
(x) any partnership of which the Company or any Subsidiary is a general partner or (y) any other entity in which the Company or any of its Subsidiaries owns or has the power to vote 50% or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity, in each case, including without limitation, the Subsidiaries set forth on Schedule 3.01(c)(ii) of the Company's disclosure letter.

          (c) "Knowledge" shall mean, with regard to any natural person, the actual knowledge of such person; and with regard to any party hereto, the actual knowledge of the executive officers of such party; provided, however, that with respect to (i) the Company, "Knowledge" shall mean the actual knowledge of Timothy G. Beffa, Gary L. Weller, Bryan K. Faliero, and Eric R. Fencl; and (ii) GPII and GPII-A, "Knowledge"shall mean the actual knowledge of R. David Andrews and Patrick Haiz.

          (d) A "business day" shall mean, any day, other than a Saturday, Sunday or a day on which banks located in Chicago, Illinois shall be authorized or required by law to close.

          (e) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          (f) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the date first above written.


THE COMPANY:                                OUTSOURCING SOLUTIONS INC.

                                            By:/s/ Timothy G. Beffa
                                               -----------------------
                                            Name:  Timothy G. Beffa
                                            Title:  President

PURCHASERS:                                 GRYPHON PARTNERS II, L.P.,
                                            a Delaware limited partnership

                                              By: Gryphon GenPar II, LLC
                                              Its: General Partner


                                                  By:/s/ R. David Andrews
                                                     --------------------
                                                  Name: R. David Andrews
                                                  Title: President


                                            GRYPHON PARTNERS II-A, L.P.,
                                            a Delaware limited partnership

                                              By: Gryphon GenPar II, LLC
                                              Its: General Partner


                                                  By:/s/ R. David Andrews
                                                     --------------------
                                                  Name: R. David Andrews
                                                  Title: President

                                   MADISON DEARBORN CAPITAL PARTNERS III, L.P.

                                      By: Madison Dearborn Partners III, L.P.
                                      Its: General Partner

                                         By: Madison Dearborn Partners, Inc.
                                         Its: General Partner

                                              By:/s/ Paul R. Wood
                                                 ---------------------------
                                              Name:  Paul R. Wood
                                              Title:  Managing Director


                                   Address for Notice:

                                   Madison Dearborn Capital Partners III, L.P.
                                   -------------------------------------------
                                   Three First National Plaza, Suire 3800
                                   -------------------------------------------
                                   Chicago, IL  60602
                                   -------------------------------------------
                                   Attention: Timothy Hurd
                                             ------------------
                                   Phone: (312) 895-1170
                                         ------------------
                                   Fax: (312) 895-1156
                                       ------------------

                                   With a Copy to:

                                   Kirkland & Ellis
                                   ---------------------
                                   200 E. Randolph Drive
                                   ---------------------
                                   Chicago, IL  60601
                                   ---------------------
                                   Attention: Richard W. Porter
                                             ------------------
                                   Phone: (312) 861-2000
                                         ------------------
                                   Fax: (312) 861-2200
                                       ------------------

                                   ABBOTT CAPITAL PRIVATE EQUITY FUND III, L.P.

                                   By: Abbott Capital Management, LLC
                                   Its: Investment Manager


                                      By:   /s/ Kathryn J. Stokel
                                            --------------------------
                                            Kathryn J. Stokel
                                      Its:  Managing Director

                                   Address for Notice:

                                   c/o Abbott Capital Management, LLC
                                   ----------------------------------
                                   1330 Avenue of the Americas
                                   ----------------------------------
                                   New York, NY  10019
                                   ----------------------------------
                                   Attention: Kathryn J. Stokel
                                             ------------------
                                   Phone: (212) 757-2700
                                         ------------------
                                   Fax: (212) 757-0835
                                       ------------------

                                   With a Copy to:

                                   Testa, Hurwitz & Thibeault
                                   --------------------------
                                   125 High Street
                                   --------------------------
                                   Boston, MA  02110
                                   --------------------------
                                   Attention: Alan Applebaum
                                             ------------------
                                   Phone: (617) 248-7573
                                         ------------------
                                   Fax: (617) 248-7100
                                       ------------------

                                   BNY PARTNERS FUND L.L.C.

                                   By:   BNY Private Investment Management, Inc.
                                   Its:  Member Manager


                                         By:  /s/ Burton M. Siegel
                                              --------------------
                                              Burton M. Siegel
                                         Its: Senior Vice President

                                   Address for Notice:

                                   c/o Abbott Capital Management, LLC
                                   ----------------------------------
                                   1330 Avenue of the Americas
                                   ----------------------------------
                                   New York, NY  10019
                                   ----------------------------------
                                   Attention: Kathryn J. Stokel
                                             ------------------
                                   Phone: (212) 757-2700
                                         ------------------
                                   Fax: (212) 757-0835
                                       ------------------

                                   With a Copy to:

                                   Testa, Hurwitz & Thibeault
                                   --------------------------
                                   125 High Street
                                   --------------------------
                                   Boston, MA  02110
                                   --------------------------
                                   Attention: Alan Applebaum
                                             ------------------
                                   Phone: (617) 248-7573
                                         ------------------
                                   Fax: (617) 248-7100
                                       ------------------

                                   DB CAPITAL INVESTORS, L.P.

                                   By:  DB Capital Partners, L.P.
                                   Its: General Partner

                                        By: DB Capital Partners, Inc.


                                        By: /s/ Jon E. Mattson
                                            --------------------
                                            Name: Jon E. Mattson
                                            Its: Vice President

                                   Address for Notice:

                                   130 Liberty St.
                                   --------------------
                                   New York, NY  10006
                                   --------------------
                                   Attention: Jon Mattson
                                             --------------------
                                   Phone: (212) 250-8199
                                         --------------------
                                   Fax: (212) 250-7651
                                       --------------------

                                   With a Copy to:

                                   Tyler Zachem
                                   --------------------
                                   130 Liberty Street
                                   --------------------
                                   New York, NY  10006
                                   --------------------
                                   Attention:
                                             ------------------
                                   Phone: (212) 250-8199
                                         ------------------
                                   Fax: (212) 250-7651
                                       --------------------

                                   FIRST UNION CAPITAL PARTNERS 2001, LLC


                                   By:/s/ Fredrick W. Eubank, II
                                      --------------------------
                                   Name: Fredrick W. Eubank, II
                                   Its:  Partner

                                   Address for Notice:

                                   301 South College Street
                                   One First Union Center, 12th Floor
                                   Charlotte, NC 25288-4845
                                   Attention: Frederick W. Eubank, II
                                   Tel: (704) 374-7100
                                   Fax: (704) 374-6711

                                   With a copy (which shall not
                                     constitute notice) to:

                                   Kennedy Covington Cobdell & Hickman, L.L.P.
                                   Bank of America Corporate Center
                                   100 N. Tryon Street, Suite 4200
                                   Attention: Benjamin A. Yarbrough
                                   Tel: (704) 331-7400
                                   Fax: (704) 331-7598

                                    EXHIBIT A
                             SCHEDULE OF PURCHASERS


------------------------------------ ------------------------------------------
                                           Sale Shares To Be Purchased at
       Name of Purchaser                          Initial Closing

------------------------------------ ------------------------------------------
------------------------------------ ------------------- ----------------------
                                         Number of                 Aggregate
                                        Sales Shares            Purchase Price
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
Gryphon Partners II, L.P.                    381,340.41            $18,685,680
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
Gryphon Partners II-A, L.P.                   26,822.86              1,314,320
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
Madison Dearborn
  Capital Partners III, L.P.                  16,970.13            $831,536.30
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
Madison Dearborn
  Special Equity III, L.P.                       376.81             $18,463.70
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
First Union
  Capital Partners 2001, L.L.C.               17,346.94               $850,000
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
DB Capital Investors, L.P.                     6,122.45               $300,000
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
Abbott Capital
  Private Equity Fund III, L.P.               29,154.51             $1,428,571
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
BNY Partners Fund L.L.C.                      11,661.82               $571,429
------------------------------------ ------------------- ----------------------
------------------------------------ ------------------- ----------------------
TOTAL:
------------------------------------ ------------------- ----------------------

                          STOCK SUBSCRIPTION AGREEMENT

                                  BY AND AMONG

                           GRYPHON PARTNERS II, L.P.,

                          GRYPHON PARTNERS II-A, L.P.,

                           OUTSOURCING SOLUTIONS INC.

                                       AND

               CERTAIN STOCKHOLDERS OF OUTSOURCING SOLUTIONS INC.

                           WHO ARE SIGNATORIES HERETO





                            Dated as of April 3, 2001